TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH	April 11, 2012

U.S. GEOTHERMAL SIGNS COMMITMENT LETTER
FOR US$15 MILLION LOAN FACILITY AT SAN EMIDIO

BOISE, Idaho – April 11, 2012 (NYSE Amex: HTM; TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced that it signed a Commitment Letter and Term Sheet with Geothermal Regional Center (“GRC”) under which GRC will provide up to a $15 million loan facility its San Emidio geothermal project.

The loan facility is expected to fund a portion of the development of the San Emidio North (Units 3 and 4) power project including the drilling of geothermal wells, related infrastructure and other development costs. GRC, the only USCIS approved Regional Center that is focused on the geothermal energy sector, plans to raise the capital through the EB-5 Immigrant Investor Pilot Program (the “EB-5 Program”). The EB-5 Program is designed for those foreign high net worth individuals who are interested in obtaining Permanent Residence status through investments in a commercial enterprise which are shown to have significant job creation benefits.

The San Emidio geothermal resource, located in Washoe County, Nevada, is divided into two separate sub-resources: San Emidio South under current development and San Emidio North under planned development. San Emidio South has been producing power since 1987, and a soon to be completed upgrade will triple the output of the project. San Emidio South is also developing Unit 2, a similar power plant module expected to produce 8.6 MW by Q4 2013. The San Emidio North project is planned to add 17.2 megawatts through construction of Units 3 and 4 subject to development of additional production wells, transmission access and a power sales agreement.

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project, located in eastern Oregon, is currently under construction and will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects.

About Geothermal Regional Center:
Geothermal Regional Center LLC offers investment opportunities pursuant to the USCIS EB-5 Investor Visa Program for obtaining a Permanent Green Card status. Geothermal Regional Center specializes in structuring, promoting and administering immigrant investments to raise EB-5 capital to fund the drilling and construction of geothermal power plants. Geothermal Regional Center is the only USCIS approved Regional Center focusing on the highly acclaimed geothermal energy sector with its current activities have focused on

Website: www.usgeothermal.com	NYSE AMEX: HTM	TSX: GTH

U.S. Geothermal Inc., a renewable energy company that is operating geothermal power projects at San Emidio, Nevada and Raft River, Idaho and is developing a number of new geothermal power projects. Geothermal Regional Center LLC’s partners include Glacier Securities LLC, a New York based strategic and financial advisory firm specializing in the geothermal energy and seafood industries.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, the results from the exploration, production and injection well drilling at San Emidio. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com